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PSS WORLD MEDICAL, INC.

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N  E  W  S      R  E  L  E  A  S  E

Contact:   Robert C. Weiner
                 Vice President, Investor Relations
                  904-332-3287

PSS WORLD MEDICAL REPORTS FISCAL 2004 FIRST QUARTER RESULTS

EPS increased 75% to $0.07 per diluted share;
Income from continuing operations increased 38%

Company Announces Successful Launch of Revenue Growth Programs:
Increases FY04 EPS Growth Goal to 80% - 100% and Adds Estimated $0.05 EPS in FY05

First Quarter Highlights:

  EPS of $0.07 per diluted share including $1.1 million of Other G&A
  Consolidated revenue growth of 7.8%
    Physician Business revenue growth of 7.3%
    Elder Care Business revenue growth of 8.9%
  Return on committed capital (ROCC) of 20.1%
    Physician Business ROCC of 30.1%
    Elder Care Business ROCC of 26.4%
  Approximately one million shares repurchased in quarter

Jacksonville, Florida (July 30, 2003) – PSS World Medical, Inc. (NASDAQ/NM:PSSI) announced today its results for the three months ended June 30, 2003.

        David A. Smith, President and Chief Executive Officer, commented, “Our first quarter revenue growth of 7.8% was more than twice our industry’s reported rate of growth for 2002. We expect our revenue growth to accelerate to a double-digit rate in the second quarter. The successful launch and the initial, yet significant, traction in our revenue growth programs for both businesses provide us with sufficient visibility to increase our expectations. We are increasing our GAAP EPS growth goal for this year from 70% — 90% to a new goal of 80% — 100% over fiscal year 2003.”

        Net sales for the three months ended June 30, 2003, were $309.3 million, an increase of 7.8%, compared with net sales of $286.8 million for the three months ended June 28, 2003. First quarter fiscal 2004 net sales included one additional selling day in the period compared with the first quarter last year. Income from continuing operations for the three months ended June 30, 2003, was $4.7 million, or $0.07 per diluted share, increasing by 38.2 % and 40.0%, respectively, compared with $3.4 million, or $0.05 per diluted share, for the same period in the prior fiscal year. Net income for the three months ended June 30, 2003, was $4.7 million, or $0.07 per diluted share, increasing by 80.8% and 75.0%, respectively, compared with net income for the three months ended June 28, 2002, of $2.6 million, or $0.04 per diluted share.

PSSI Announces FY 2004 First Quarter Results

July 30, 2003

        David M. Bronson, Executive Vice President and Chief Financial Officer, commented, “The first quarter reflected solid performance on all critical operating metrics established for this fiscal year. Both businesses were on plan for operating income and return on committed capital. We continued to make significant progress in the Physician Business with our cost reduction and efficiency programs, with cost-to-deliver down 30 basis points from last quarter. To support our revenue growth initiatives, we added approximately $11 million of inventory to the system during the quarter. The early traction of these programs gives us confidence to raise our earnings target this year by $0.02 and by $0.05 for fiscal year 2005.”

    Mr. Smith added, “We are an independent, agile organization with a strong culture exclusively focused on solutions for alternate site customers. Our business plan is fueled by our determination, competitiveness and unwavering commitment to increasing customer satisfaction and shareholder value. We have consistently pursued our business plan for two years. Our customers recognize the value of our solutions, and our hard work is paying off. We now have the visibility and confidence to upwardly adjust our goals to deliver more value to our shareholders.”

First Quarter Progress Report

        Physician Business.   The Physician Business launched major revenue growth programs during the first quarter. These programs are expected to accelerate revenue growth in future periods.

Selected Program Revenue Growth *:	Actual First Quarter Fiscal Year 2004	Goals Fiscal Year 2004
Rx Extreme	16.3%	8%- 9%
Disposables:
Branded	8.4%	9%-10%
PSS Select	12.9%	8%-10%
Equipment	3.4%	2%- 3%

        Elder Care Business.   The Elder Care Business continued the rollout of previously launched revenue growth programs during the first quarter. These programs are expected accelerate revenue growth in future periods.

Selected Program Revenue Growth *:	Actual First Quarter Fiscal Year 2004	Goals Fiscal Year 2004
Housekeeping	286.9%	36%-41%
Regional Accounts	11.3%	14%-17%
Assisted Living and Homecare	19.5%	5%- 7%

        * As compared to the first quarter of fiscal year 2003

PSSI Announces FY 2004 First Quarter Results

July 30, 2003

Launched Fiscal 2004 Revenue Growth Programs in Physician and Elder Care Businesses:

Physician Business.

  Rx Extreme Program is the Physician Business’ comprehensive program offering pharmaceutical, vaccine and general injectibles products to office-based physicians in all 50 states. The term “Extreme” symbolizes the Physician Business’ significant commitment to its customers to become the leading provider of these products and related services to the U.S. physician market. The Rx Extreme program was launched in June 2003.
  Advantage Club is the Physician Business’ customer membership club that enables customers to participate in exclusive promotions for a broad selection of commonly used products with the ability to receive products at no charge based on purchasing levels. The Advantage Club program was launched in June 2003.
  “Can Do” Program - the industry's premier equipment marketing program, enables customers to access a broad portfolio of industry-leading laboratory and diagnostic equipment as well as certain exclusive products available only through PSS. The “Can Do” equipment program launched several new products during the first quarter of fiscal year 2004.

   Elder Care Business:

  ANSWERS(TM)HK is the Elder Care Business’ housekeeping products program designed for providers of regional and independent skilled nursing facilities and assisted living services. The program provides customers with access to industry-leading products and efficiency discounts based on achieving certain purchasing levels and meeting other contractual terms.
  Partners In Efficiency, (P.I.E.) is the Elder Care Business' product program designed to reduce customers' product procurement costs and drive operating efficiencies in their businesses by committing to certain purchasing levels and standardized ordering procedures.
  Fast Accurate Supply Technology, (F.A.S.T.) is the Elder Care Business' industry-leading ordering, bar-code scanning product usage and inventory management system that utilizes a Palm Pilot-based operating platform.

Stock Repurchase and Authorization

        During the first quarter of fiscal year 2004, the Company completed the repurchase of approximately 954,000 common shares for $5.6 million, or an average cost of $5.92 per common share. Share repurchases were made pursuant to a stock repurchase program authorized by the Company’s Board of Directors on December 17, 2002. The Company’s Board of Directors authorized the purchase of up to 3.4 million common shares or approximately 5% of the total common shares outstanding. Such repurchases will be made in compliance with applicable rules and regulations and may be discontinued at any time.

        The Company recorded $1.9 million in the fiscal year 2004 first quarter from the buyer of the Imaging Business as reimbursement of the costs the Company incurred to provide transition services.

        A listen-only simulcast and 90-day replay of PSS World Medical’s first quarter conference call will be available online through the Company’s website at www.pssworldmedical.com or www.companyboardroom.com on July 31, 2003, beginning at 8:00 a.m. Eastern time.

PSSI Announces FY 2004 First Quarter Results

July 30, 2003

        PSS World Medical, Inc. is a specialty marketer and distributor of medical products to physicians, elder care providers and other alternate-site healthcare providers through its two business units. Since its inception in 1983, PSS has become a leader in the market segments that it serves with a focused market approach to customer services, a consultative sales force, strategic acquisitions, strong arrangements with product manufacturers and a unique culture of performance.

        Additional financial information pertaining to PSS World Medical financial results may be found by visiting the Company’s website at www.pssworldmedical.com, and selecting “Investor Relations” and “Additional Financial Information.” If you should need assistance accessing the information, please call Investor Relations at 904-332-3000.

        All statements in this release that are not historical facts, including, but not limited to, statements regarding anticipated growth in revenue, or rates of growth, or growth goals, gross margins and earnings, statements regarding the Company’s current business strategy, the Company’s projected sources and uses of cash, and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause results to differ materially are the following: the availability of sufficient capital to finance the Company’s business plans on terms satisfactory to the Company; competitive factors; the ability of the Company to adequately defend or reach a settlement of outstanding litigations; changes in labor, equipment and capital costs; changes in regulations affecting the Company’s business, such as the Medicare cliff; future acquisitions or strategic partnerships; general business and economic conditions; and other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Many of these factors are outside the control of the Company. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company also wishes to caution readers that it undertakes no duty or is under no obligation to update or revise any forward-looking statements.

PSSI Announces FY 2004 First Quarter Results

July 30, 2003

PSS WORLD MEDICAL, INC.
Unaudited Consolidated Statements of Operations
(In millions, except share data)

	Three Months Ended
	June 30, 2003	June 28, 2002
Net sales	$309.3	$286.8
Cost of goods sold	221.4	205.9

Gross profit	87.9	80.9
General and administrative expenses	58.3	51.3
Selling expenses	21.7	20.3
Other general and administrative expenses (a)	1.1	2.2

Income from operations	6.8	7.1

Other income (expense):
Interest expense	(1.1)	(2.3)
Interest and investment income	--	0.2
Other income	2.1	0.4

	1.0	(1.7)

Income from continuing operations before
provision for income taxes	7.8	5.4
Provision for income taxes	3.1	2.0

Income from continuing operations	4.7	3.4

Discontinued operations:
Loss from discontinued operations (net of benefit
for income taxes of $0.0 and $0.5, respectively)	--	(0.8)

Net income	$4.7	$2.6

Earnings per share - Basic:
Income from continuing operations	$0.07	$0.05
Loss from discontinued operations	--	(0.01)

Net income	$0.07	$0.04

Earnings per share - Diluted:
Income from continuing operations	$0.07	$0.05
Loss from discontinued operations	--	(0.01)

Net income	$0.07	$0.04

Weighted average shares (in thousands):
Basic	67,674	71,272
Diluted	68,011	72,370

PSSI Announces FY 2004 First Quarter Results

July 30, 2003

PSS WORLD MEDICAL, INC.
Consolidated Balance Sheets
(In millions, except per share and share data)

	June 30, 2003	March 28, 2003
ASSETS	(Unaudited)	(1)
Current Assets:
Cash and cash equivalents	$16.1	$19.2
Accounts receivable, net	156.0	154.4
Inventories, net	90.7	79.7
Employee advances	0.1	0.1
Deferred tax assets	27.5	27.3
Prepaid expenses and other	16.4	16.3

Total current assets	$306.8	$297.0
Property and equipment, net	60.8	61.3
Other Assets:
Goodwill	61.1	61.1
Intangibles, net	5.3	5.8
Employee advances	--	0.1
Deferred tax assets	22.9	26.0
Other	22.9	20.6

Total assets	$479.8	$471.9

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$103.5	$90.6
Accrued expenses	22.0	27.2
Revolving line of credit	82.6	83.0
Other	4.8	4.6
Accrued loss on disposal of discontinued operations	1.6	2.7

Total current liabilities	214.5	208.1
Other	21.3	18.6

Total liabilities	235.8	226.7

Shareholders' Equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized,
no shares issued and outstanding	--	--
Common stock, $.01 par value; 150,000,000 shares authorized,
66,951,958 and 67,870,561 shares issued and outstanding
at June 30, 2003 and March 28, 2003, respectively	0.7	0.7
Additional paid-in capital	320.1	325.6
Accumulated other comprehensive loss	(0.2)	--
Unearned compensation	(0.2)	--
Accumulated deficit	(76.4)	(81.1)

Total shareholders' equity	244.0	245.2

Total liabilities and shareholders' equity	$479.8	$471.9

            (1) Derived from audited financial statements.

PSSI Announces FY 2004 First Quarter Results

July 30, 2003

PSS WORLD MEDICAL, INC.
Unaudited Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended
	June 30, 2003	June 28, 2002
Cash Flows From Operating Activities:
Net income	$4.7	$2.6
Adjustments to reconcile net income to
net cash provided by operating activities:
Loss from discontinued operations	--	0.8
Depreciation	3.1	2.9
Amortization of intangible assets	0.5	0.6
Amortization of debt issuance costs	0.2	0.3
Provision for doubtful accounts	1.3	0.7
Provision (benefit) for deferred income taxes	3.1	(0.9)
Provision for deferred compensation	0.2	0.2
Changes in operating assets and liabilities, net of effects
from discontinued operations:
Accounts receivable	(2.9)	(1.9)
Inventories	(11.0)	(3.3)
Prepaid expenses and other current assets	(0.1)	5.4
Other assets	(1.5)	(1.4)
Accounts payable	12.9	(0.6)
Accrued expenses and other liabilities	(3.8)	(1.8)
Net cash provided by (used in) discontinued operations	--	16.5

Net cash provided by operating activities	6.7	20.1

Cash Flows From Investing Activities:
Capital expenditures	(2.6)	(2.9)
Payment of transaction costs for sale of Imaging Business	(1.1)	--
Payments on noncompete agreements	(0.1))	(0.1
Net cash used in discontinued operations	--	(0.4)

Net cash used in investing activities	(3.8)	(3.4)

Cash Flows From Financing Activities:
Purchase of treasury stock shares	(5.6)	--
Repayment of revolving line of credit	(0.4)	--
Proceeds from issuance of common stock	--	0.1

Net cash (used in) provided by financing activities	(6.0)	0.1

Net (decrease) increase in cash and cash equivalents	(3.1)	16.8
Cash and cash equivalents, beginning of period	19.2	53.6

Cash and cash equivalents, end of period	$16.1	$70.4

PSSI Announces FY 2004 First Quarter Results

July 30, 2003

PSS WORLD MEDICAL, INC.
Unaudited Operating Highlights
(Dollars in millions)

	Three Months Ended
	June 30, 2003	June 28, 2002
Net Sales:
Physician Business	$196.5	$183.2
Elder Care Business	112.8	103.6

	$309.3	$286.8

Income from Operations:
Physician Business	$7.2	$5.5
Elder Care Business	4.2	3.8
Corporate Overhead	(4.6)	(2.2)

	$6.8	$7.1

Other General and Administrative Expenses:
Physician Business	$1.2	$1.9
Elder Care Business	--	--
Corporate Overhead	(0.1)	0.3

	$1.1	$2.2

Adjusted Income from Operations (b):
Physician Business	$8.4	$7.4
Elder Care Business	4.2	3.8
Corporate Overhead	(4.7)	(1.9)

	$7.9	$9.3

Adjusted EBITDA (r)	$13.5	$13.2

Ratio to Net Sales:
Income from operations	2.2%	2.5%
Other general and administrative expenses	0.3%	0.7%
Adjusted income from operations	2.5%	3.2%

Three Months Ended June 30, 2003
Return on Committed Capital ("ROCC") (g):
Physician Business	30.1%
Elder Care Business	26.4%
Total Company	20.1%

	As of
	June 30, 2003	March 28, 2003
Asset Management:
Operational working capital (h)	$143.2	$143.5

Net Debt:
Bank debt	$82.6	$83.0
Cash and cash equivalents	(16.1)	(19.2)

Net bank debt	$66.5	$63.8

PSSI Announces FY 2004 First Quarter Results

July 30, 2003

PSS WORLD MEDICAL, INC.
Unaudited Segment Information
(Dollars in millions)

	Three Months Ended
	June 30, 2003	June 28, 2002
Other General and Administrative Expenses:
Physician Business:
Restructuring costs and expenses	$0.4	$0.7
Accelerated depreciation	0.1	0.1
Rationalization expenses	0.5	1.0
Other	0.2	0.1

	$1.2	$1.9

Corporate Overhead:
Merger costs and expenses	--	0.4
Operational tax charge reversal	(0.1)	(0.1)

	$(0.1)	$0.3

Total Company:
Restructuring costs and expenses (i)	$0.4	$0.7
Merger costs and expenses (m)	--	0.4
Accelerated depreciation (j)	0.1	0.1
Operational tax charge reversal (n)	(0.1)	(0.1)
Rationalization expenses (k)	0.5	1.0
Other (l)	0.2	0.1

	$1.1	$2.2

DSO:
Physician Business	41.7	44.4
Elder Care Business	51.1	50.8

DOH:
Physician Business	40.2	39.9
Elder Care Business	25.8	33.3

DIP:
Physician Business	43.1	44.3
Elder Care Business	31.5	32.5

Cash Conversion Days:
Physician Business	38.8	40.0
Elder Care Business	45.4	51.6

PSSI Announces FY 2004 First Quarter Results

July 30, 2003

PSS WORLD MEDICAL, INC.
Unaudited Adjusted EBITDA Calculation
(Dollars in millions)

	Three Months Ended
	June 30, 2003	June 28, 2002
Income from continuing operations	$4.7	$3.4
Plus: Interest expense	1.1	2.3
Less: Interest and investment income	--	(0.2)
Plus: Provision for income taxes	3.1	2.0
Plus: Depreciation (q)	3.0	2.8
Plus: Amortization of intangible assets	0.5	0.6
Plus: Other G&A expenses	1.1	2.2

Adjusted EBITDA	$13.5	$13.1

Reconciliation of Adjusted EBITDA
to Cash Provided by Operating Activities:

Adjusted EBITDA	$13.5	$13.1
Operating asset and liability changes:
Net cash provided by discontinued operations	--	16.5
Accounts receivable	(2.9)	(1.9)
Inventories	(11.0)	(3.3)
Prepaid expenses and other current	(0.1)	5.4
Other assets	(1.5)	(1.4)
Accounts payable	12.9	(0.6)
Accrued expenses and other liabilities	(3.8)	(1.8)
Noncash expenses included in Adjusted EBITDA:
Provision for doubtful accounts	1.3	0.7
Amortization of debt issuance costs	0.2	0.3
Provision (benefit) for deferred income taxes	3.1	(0.9)
Provision for deferred compensation	0.2	0.2
Cash expenses excluded from Adjusted EBITDA:
Interest expense	(1.1)	(2.3)
Interest and investment income	--	0.2
Provision for income taxes	(3.1)	(2.0)
Other G&A expenses	(1.1)	(2.2)
Accelerated depreciation	0.1	0.1

Cash Provided by Operating Activities	$6.7	$20.1

PSSI Announces FY 2004 First Quarter Results

July 30, 2003

PSS WORLD MEDICAL, INC.
Unaudited Return on Committed Capital
(Dollars in millions)

	Three Months Ended June 30, 2003
	Physician Business	Elder Care Business	Total Company
Annualized Return(s)	$35.6	$17.6	$42.0
Committed Capital (o)	118.3	66.7	208.9
ROCC (p)	30.1%	26.4%	20.1%

Return:
Income from continuing operations	$3.9	$1.8	$4.7
Provision for income taxes	2.6	1.2	3.1
Interest expense	0.9	1.2	1.1
Amortization of intangible assets	0.3	0.2	0.5
Other G&A expenses	1.2	--	1.1
Interest and investment income	--	--	--

	$8.9	$4.4	$10.5

	Physician Business		Elder Care Business		Total Company
	June 30, 2003	March 28, 2003	June 30, 2003	March 28, 2003	June 30, 2003	March 28, 2003
Committed capital:
Accounts receivable, net	$91.0	91.2	$65.0	$63.2	$156.0	154.4
Inventories	64.5	56.5	26.2	23.3	90.7	79.7
Employee advances (current
and non-current)	0.1	0.1	--	--	0.1	0.2
Prepaid expenses and other	3.7	6.5	2.7	2.4	16.4	16.3
Deferred tax assets (current)	4.2	4.2	4.4	4.4	27.5	27.3
Property and equipment, net	47.6	48.9	5.4	4.8	60.8	61.3
Other noncurrent assets	10.6	9.3	2.2	1.8	22.9	20.6
Deferred tax assets
(non-current)	(11.9)	(11.6)	0.7	0.9	22.9	26.0

Accounts payable	(67.6)	(61.9)	(32.8)	(27.5)	(103.5)	(90.6)
Accrued expenses	(10.7)	(13.8)	(3.7)	(4.7)	(22.0)	(27.2)
Other current liabilities	(3.1)	(3.3)	(1.0)	(1.0)	(4.8)	(4.6)
Other noncurrent liabilities	(9.8)	(8.2)	(1.9)	(1.5)	(21.3)	(18.6)
Deferred tax asset generated
from the sale of the
Imaging Business	--	--	--	--	(35.1)	(37.7)

	$118.6	$117.9	$67.2	$66.1	$210.6	$207.1

	$118.3		$66.7		$208.9

PSSI Announces FY 2004 First Quarter Results

July 30, 2003

PSS WORLD MEDICAL, INC.

Footnotes

(a)	Other general and administrative expenses include restructuring costs and expenses, merger costs and expenses, accelerated depreciation, operational tax charge reversal, rationalization expenses, and other costs. Refer to the detail of these charges on page 10.

(b)	Adjusted Income from Operations is the sum of Income from operations and other general and administrative expenses. Management reviews Adjusted Income from Operations when evaluating and comparing the performance of each operating segment on a monthly and quarterly basis. Management believes Adjusted Income from Operations is an important measure of profitability and return.

(c)	DSO is average accounts receivable divided by average daily net sales. Average accounts receivable is the sum of accounts receivable at the beginning and ending of the period divided by two. Average daily net sales is the sum of net sales for each of the three months in the given quarter divided by ninety.

(d)	DOH is average inventory divided by average daily cost of goods sold (“COGS”). Average inventory is the sum of inventory at the beginning and ending of the period divided by two. Average daily COGS is the sum of COGS for each of the three months in the given quarter divided by ninety.

(e)	DIP is average accounts payable divided by average daily COGS. Average accounts payable is the sum of accounts payable at the beginning and ending of the period divided by two.

(f)	Cash Conversion Days is the sum of DSO and DOH less DIP.

(g)	Management reviews ROCC when evaluating and comparing the performance of each operating segment on a quarterly basis. Management believes ROCC is an important measure of profitability and return.

(h)	Operational working capital equals accounts receivable plus inventory minus accounts payable.

(i)	Restructuring costs and expenses include involuntary employee termination costs, lease termination costs, and branch shutdown costs related to various plans adopted by management and the Board of Directors.

(j)	Accelerated depreciation represents additional depreciation as a result of revising the estimated useful lives of certain assets in connection with certain restructuring plans adopted by the Company.

(k)	Rationalization expenses primarily include payroll, travel and entertainment, and other expenses related to the conversion to the new Enterprise Resource System and the conversion of the service centers described in the Physician Business restructuring plan adopted during the third quarter of fiscal year 2002 (“Rationalization Programs”).

(l)	Other costs primarily include lease termination costs related to closed facilities.

(m)	Merger costs and expenses relate to the Retention Bonus Plans that were adopted during fiscal year 2000.

(n)	Operational tax charge reversal relates to the charge previously recorded by the Elder Care Business during fiscal year 1999.

(o)	Committed capital equals the sum of the committed capital of the most recent two quarters or fiscal years, divided by two.

(p)	ROCC equals return divided by committed capital. Return is annualized for quarterly calculations.

(q)	Depreciation for the three months ended June 30, 2003, and the three months ended June 28, 2002, excludes $0.1 million of accelerated depreciation as such amounts are included in Other G&A expenses.

(r)	Adjusted EBITDA represents income from continuing operations before extraordinary loss, plus provision for income taxes, interest expense, amortization expense, other general and administrative expenses, less interest and investment income. Management reviews Adjusted EBITDA when evaluating and comparing the performance of each operating segment on a quarterly basis. Management believes Adjusted EBITDA is an important measure of liquidity.

(s)	Annualized return is Return multiplied by four.

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